Exhibit 99.1
CONSENT OF INDEPENDENT VALUATION FIRM
We hereby consent to the reference to our name, the description of our role and the valuation of the real properties and related assumptions provided under the heading “June 30, 2018 NAV per Share” in the Current Report on Form 8-K of Black Creek Diversified Property Fund Inc., being incorporated by reference in the Registration Statement on Form S-3 (No. 333-162636) of Black Creek Diversified Property Fund Inc., and the related prospectus. We also hereby consent to the same information and the reference to our firm under the caption “Experts” being included in the prospectus related to the Registration Statement on Form S-11 (File No. 333-197767) of Black Creek Diversified Property Fund Inc. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

/s/ Altus Group U.S. Inc.
Altus Group U.S., Inc.
July 13, 2018